Exhibit 99.1

Rosetta Stone to Acquire Leading International Language Company Tell Me More, Bolstering Position in Global B2B Market

Acquisition Expands Geographic Footprint in Europe and China, Adds Complementary Intermediate and Advanced Language Products

ARLINGTON, VA—December 11, 2013—Rosetta Stone Inc. (NYSE:RST), a leading provider of education technology and language-learning solutions, today announced it has agreed to acquire Tell Me More S.A., a global language-learning software company with significant presence throughout Europe, including France and Spain, as well as in the U.S., Latin America and China.  The purchase price is €20.75 million ($28 million), including assumed net debt.

Approximately 95% of Tell Me More’s €18.5 million ($25 million) business is focused on the Corporate and Higher Education verticals.  The company offers a robust suite of SaaS-based language learning products and services that provides intermediate, advanced and business language solutions in nine languages.  Tell Me More currently serves more than 3,000 customers worldwide and will increase Rosetta Stone’s Enterprise & Education business to over $100 million on an annualized basis.

“Tell Me More is an exceptional fit for Rosetta Stone,” said Steve Swad, President and CEO of Rosetta Stone.  “This acquisition will immediately strengthen our growing Enterprise & Education business with a complementary suite of products and services that enhances our offering around the world.  We will also be significantly building up our European operations and acquiring an established operation in China, where we are not present today.  In addition,” Swad continued, “we are going to introduce Tell Me More’s products into some of our Consumer markets, giving our customers even greater choice.”

Tell Me More’s core offering is built on a sophisticated Software-as-a-Service (SaaS) platform that includes up to 2,000 hours of instructional content with over 35 learning activities per language, including assessment, placement and certification testing that is aligned with standards.  With Tell Me More, Rosetta Stone will now offer the most comprehensive suite of products and services in the industry with the broadest number of languages, greatest depth of content and largest geographic reach.

“Rosetta Stone is one of the most respected language-learning brands in the world and we’re delighted to join and help grow the company,” said Nagi Sioufi, CEO and founder of Tell Me More. “We’ve been developing and marketing comprehensive language-learning solutions for schools and businesses for over two decades, and this partnership will enable us to reach more consumers and organizations than ever before. This is an excellent strategic match, making the combined company a stronger player in the market.”

Rosetta Stone expects to fully integrate Tell Me More’s operations and achieve significant synergies from combining the two companies.  In particular, the direct sales forces of the two companies will be united under the Rosetta Stone brand, taking advantage of Rosetta Stone’s sales and marketing infrastructure and overall scale to grow the combined company.

“The acquisition of Tell Me More is an exciting way to close out what has been a transformative year for Rosetta Stone,” added Swad.  “We believe that with Tell Me More under the Rosetta Stone brand, we will be leveraging the scale and brand equity of Rosetta Stone to deliver compelling solutions for our customers and create value for shareholders.”

Financial Outlook*

In 2014, Rosetta Stone expects that the acquisition of Tell Me More will contribute bookings in a range of $25 million to $27 million.  Adjusted Operating EBITDA is expected to be in a range of $3 million to $4 million, excluding the impact from one-time integration expenses, which are estimated at $3 million to $4 million.  For the year, Rosetta Stone expects free cash flow from Tell Me More to be neutral as cash from operations is offset by integration expenses.

Beyond 2014, Rosetta Stone expects the contribution from Tell Me More to reflect modest top-line growth and Adjusted Operating EBITDA margins of 25% or greater.

The company expects to provide an update for its 2014 outlook when it reports fourth quarter 2013 earnings results.

Rosetta Stone expects to close the transaction in January 2014.

The company has made a presentation regarding this acquisition available on the “Investor Relations” page of the company’s website at http://investors.rosettastone.com

SunTrust Robinson Humphrey, Inc. is acting as exclusive financial advisor to Rosetta Stone in connection with this transaction.

*This press release contains several non-GAAP financial measures.

Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

Adjusted Operating EBITDA is GAAP net income or loss plus interest income and expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expenses, plus the change in deferred revenue.  Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring costs and transaction and other costs, including integration expenses, associated with mergers and acquisitions.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The company’s innovative technology-driven language and reading solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). In 2013, Rosetta Stone expanded beyond language and deeper into education-technology with its acquisitions of Livemocha and Lexia Learning. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Concord, MA, Tokyo, Seoul, London, Dubai and Sao Paulo.

For more information, visit www.rosettastone.com.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Contact:

Media:

Jonathan Mudd

jmudd@rosettastone.com

571-357-7148

Investors:

Steve Somers, CFA

ssomers@rosettastone.com

703-387-5876